Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated September 23, 2016

Preliminary Prospectus Supplement dated February 22, 2017

Registration Statement File No. 333-213759

PRICING TERM SHEET

Spire Inc. Pricing Term Sheet $150,000,000 3.543% Senior Notes due 2024
Issuer:	Spire Inc.
Selling Securityholders:	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC Regions Securities LLC Stifel, Nicolaus & Company, Incorporated Samuel A. Ramirez & Company, Inc.
Ratings (Moody’s / S&P)*:	Baa2 / BBB+
Pricing Date:	February 22, 2017
Settlement Date:	February 27, 2017 (T+3)
Security Type:	Senior Notes
Maturity Date:	February 27, 2024
Interest Payment Dates:	February 27 and August 27, commencing on August 27, 2017
Principal Amount:	$150,000,000
Benchmark Treasury:	2.25% due January 31, 2024
Benchmark Price / Yield:	100-07+ / 2.213%
Spread to Benchmark:	+133 bps
Yield to Maturity:	3.543%
Coupon:	3.543%
Public Offering Price:	100%
Optional Redemption:

The notes may be redeemed (1) in whole or in part, at the

Issuer’s option, at any time and from time to time on or after

April 1, 2019 and prior to December 27, 2023 at Treasury Rate

+ 20 bps and (2) in whole, at the Issuer’s option, at any time on or after December 27, 2023 at par

CUSIP / ISIN:	84857L AA9 / US84857LAA98
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC Regions Securities LLC
Co-Managers:	Stifel, Nicolaus & Company, Incorporated Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 800-221-1037 or Wells Fargo Securities, LLC toll-free at 800-645-3751.